UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 ______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 8, 2013

Zhongpin Inc.

 (Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	001-33593 (Commission File Number)	54-2100419 (IRS Employer Identification No.)

21 Changshe Road, Changge City, Henan Province People’s Republic of China (Address of principal executive offices)	461500 (Zip Code)

011 86 10-8455 4188

(Registrant’s telephone number, including area code)

 Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Amended and Restated Agreement and Plan of Merger

On February 8, 2013, Zhongpin Inc., a Delaware corporation (the “Company”), entered into an Amended and Restated Agreement and Plan of Merger (the “Amended Merger Agreement”) with Golden Bridge Holdings Limited, a Cayman Islands exempted company with limited liability (“Parent”), Golden Bridge Merger Sub Limited, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) and Mr. Xianfu Zhu, the Company’s Chief Executive Officer and Chairman of the its Board of Directors (solely for the purpose of Section 6.15). The Amended Merger Agreement amended and restated the terms of that certain agreement and plan of merger by and among the Company, Parent, Merger Sub and Mr. Xianfu Zhu, dated as of November 26, 2012 and amended on January 14, 2013 (the “Original Merger Agreement”).

The Amended Merger Agreement did not change the consideration payable to the Company’s stockholders. Pursuant to the Amended Merger Agreement and subject to the satisfaction or waiver of the conditions to the transactions contemplated thereby, at the effective time of the merger (the “Effective Time”), each share of the Company’s common stock, par value $0.001, issued and outstanding immediately prior to the Effective Time (other than shares owned by (i) Parent, Merger Sub or Mr. Xianfu Zhu, Mr. Baoke Ben, Mr. Chaoyang Liu, Mr. Qinghe Wang, Mr. Shuichi Si and Ms. Juanjuan Wang immediately prior to the Effective Time, (ii) the Company or any direct or indirect wholly-owned subsidiary of the Company or (iii) stockholders who have properly exercised and perfected appraisal rights under Delaware law) will be converted automatically into the right to receive $13.50 in cash (the “Per Share Merger Consideration”), without interest. In connection with the merger, each option to purchase Company common stock that is outstanding, whether vested or unvested, shall be cancelled at the Effective Time and converted into the right to receive, net of any applicable withholding taxes, cash in an amount equal to the excess of the Per Share Merger Consideration over the exercise price payable per share of Company common stock issuable under each option.

The Amended Merger Agreement amends and restates the Original Merger Agreement to, among other things, (i) remove the provisions allowing the Company to initiate, solicit and encourage, whether publicly or otherwise, any alternative transaction proposals from third parties (i.e., the “go-shop” provision); (ii) remove the right of the Company to terminate the Original Merger Agreement at any time for any reason (and without payment of any termination fees) on or prior to February 8, 2013; and (iii) reduce the amount of the termination fee payable by the Company in specified circumstances.

The Amended Merger Agreement was negotiated on behalf of the Company by the Special Committee formed by the Board of Directors (the “Special Committee”). The Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, unanimously approved the Amended Merger Agreement and determined that the Amended Merger Agreement and the transaction contemplated by the Amended Merger Agreement were advisable, fair to and in the best interest of the Company and its stockholders.

The foregoing description of the Amended Merger Agreement is qualified in its entirety by reference to the full text of the Amended Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The Amended Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or Merger Sub. In particular, representations, warranties and covenants contained in the Amended Merger Agreement were made solely for purposes of the Amended Merger Agreement and should not be relied upon by any investor in the Company, nor should any investor rely upon any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, Merger Sub, or any of their respective subsidiaries or affiliates. The representations and warranties have been qualified by matters disclosed in reports filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) prior to the date of the Amended Merger Agreement and confidential disclosures made to Parent and Merger Sub in the disclosure letter delivered in connection with the Amended Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to investors or may have been used for purposes of allocating risk among the Company, Parent and Merger Sub rather than establishing matters of fact. Investors in the Company are not third-party beneficiaries under the Amended Merger Agreement. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that is or will be contained in, or incorporated by reference into the proxy statement and other documents that the Company files with the SEC.

Item 8.01. Other Events.

On February 8, 2013, the Company issued a press release announcing its entry into the Amended Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Document

2.1	Amended and Restated Agreement and Plan of Merger, dated February 8, 2013, by and among Zhongpin Inc., Golden Bridge Holdings Limited, Golden Bridge Merger Sub Limited and Mr. Xianfu Zhu.

99.1	Press Release of Zhongpin Inc., dated February 8, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZHONGPIN INC. (Registrant)

Dated: February 8, 2013	By:	/s/ Feng Wang
Name: Feng Wang
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document

2.1	Amended and Restated Agreement and Plan of Merger, dated February 8, 2013, by and among Zhongpin Inc., Golden Bridge Holdings Limited, Golden Bridge Merger Sub Limited and Mr. Xianfu Zhu.

99.1	Press Release of Zhongpin Inc., dated February 8, 2013.